MID-ATLANTIC COMMUNITY BANKGROUP, INC.
Exhibit (11)--Statement re: computation of per share earnings


                                                   Quarter Ended June 30,
                                                 1997                 1996
                                                 ----                 ----

PRIMARY

       Average shares outstanding                 944,333            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                              33,122             31,701
                                            -------------      -------------

       TOTAL                                      977,455            976,034
                                            =============       ============


       Net Income                              $  349,253        $   370,501
                                               ==========        ===========


       Per Share Amount                     $        0.36     $         0.38
                                            =============     ==============


FULLY DILUTED

       Average shares outstanding                 944,333            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using the year
         end market price, if higher
         than average market price                 33,122             32,705
                                            -------------     --------------

       TOTAL                                      977,455            977,038
                                             ============      =============


       Net Income                              $  349,253       $    370,501
                                               ==========       ============


       Per Share Amount                    $         0.36    $          0.38
                                           ==============    ===============


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